EXHIBIT 99.1

NEWS RELEASE

Contact:	Mike Geller	Trevor Gibbons	Stacy Feit
	Edelman	Edelman	Financial Relations Board
	(212) 729-2163	(212) 704-8166	(213) 486-6549

ASHFORD PRIME APPLAUDS SESSA’S DECISION TO DISMISS ITS
MISGUIDED MARYLAND LITIGATION

Apparent Resume Discrepancy Discovered on Sessa’s Slate

 Company Continues to Pursue Strategic Alternatives

DALLAS, March 15, 2016 -- Ashford Hospitality Prime, Inc., (NYSE: AHP) (“Ashford Prime” or the “Company”) a real estate investment trust (REIT) focused on investing in luxury hotels located in resort and gateway markets, today provided a response to the dismissal of litigation by Sessa Capital (“Sessa”) against the Company and its directors in the Circuit Court for Baltimore City, Maryland. The Company believes that Sessa’s decision to commence litigation in Maryland and then subsequently dismiss the same litigation two weeks after the Company’s filing of a motion to dismiss reflects both poor judgment and a wasteful use of the assets of its limited partners. The Company has unfortunately also been required to allocate time and resources responding to what the Company believes to be Sessa’s frivolous and meritless claims.

The Company further questions Sessa’s judgment given the composition of the slate it has purported to nominate, which includes a candidate that appears to have engaged in blatant resume padding over the course of several years. Ashford Prime maintains that Sessa’s purported notice of its intention to nominate directors is invalid. The Company will continue to vigorously defend itself against frivolous and meritless counterclaims brought by Sessa in the United States District Court for the Northern District of Texas.

Through an independent investigation, the Company has identified nearly a dozen instances of Phillip B. Livingston apparently misrepresenting himself as a Certified Public Accountant not only in his representations to the Ashford Prime Board in the resume and D&O Questionnaire he provided but also in his biographies as a current or former member of the Boards of numerous public companies, including his biographies as a director at Rand Worldwide, Inc., Cott Corporation and QLT, Inc. According to information provided by the California Board of Accountancy, Livingston’s license expired over a decade ago on March 31, 2004. Through online databases, the Company was not able to verify that Livingston holds an active license in any U.S. state. Unless Sessa and Livingston are able to clarify what appears to be a serious resume discrepancy, the Company believes that a misrepresentation of this magnitude casts serious doubt upon the suitability of Livingston to serve as a director and upon Sessa for failing to conduct proper diligence on its own nominees.

In addition, the Company notes that Livingston failed to disclose, as required by the Company’s Bylaws and the D&O Questionnaire submitted by him, that he had purchased approximately $40,000 of the Company’s common stock while possibly in possession of material nonpublic information concerning Sessa’s plans and proposals for the Company and its assets. The Company believes that all of the above casts doubt on Livingston’s suitability to serve as a director and suggests a failure on Sessa’s part to conduct proper diligence.
Further, despite Sessa’s denial of its pursuit for a quick sale, Sessa has failed to articulate a single actionable strategy for the Company in the event that it gains control of the Board. The Company believes that Sessa’s lack of an articulated plan, other than apparently hoping the Company’s advisor will negotiate a change to the advisory agreement, only serves as further evidence of Sessa’s self-interestedness in gaining control of the Company for its own benefit.  The management of Ashford Prime and its Board are committed to maximizing value for all stockholders. Despite the distraction from Sessa, Ashford Prime and its Board are continuing a thorough review of all strategic alternatives, including a potential sale of the Company.

Ashford Prime has retained Cadwalader, Wickersham & Taft LLP as legal counsel on this matter.
Forward-Looking Statements
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties.  When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements.  Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Prime's control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition.  These and other risk factors are more fully discussed in Ashford Prime's filings with the Securities and Exchange Commission (the “SEC”).
The forward-looking statements included in this press release are only made as of the date of this press release.  Investors should not place undue reliance on these forward-looking statements.  We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
Important Information
Ashford Hospitality Prime, Inc. (“Ashford Prime”) plans to file with the SEC and furnish to its stockholders a Proxy Statement in connection with its 2016 Annual Meeting, and advises its stockholders to read the Proxy Statement relating to the 2016 Annual Meeting when it becomes available, because it will contain important information. Stockholders may obtain a free copy of the Proxy Statement and other documents (when available) that Ashford Prime files with the SEC at the SEC’s website at www.sec.gov. The Proxy Statement and these other documents may also be obtained for free from Ashford Prime by directing a request to Ashford Hospitality Prime, Inc., Attn: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 or by calling (972) 490-9600.

Certain Information Concerning Participants
Ashford Prime, its directors and named executive officers may be deemed to be participants in the solicitation of Ashford Prime’s stockholders in connection with its 2016 Annual Meeting. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in Ashford

Prime’s proxy statement dated April 17, 2015, which is filed with the SEC. To the extent holdings of Ashford Prime’s securities have changed since the amounts printed in the proxy statement, dated April 17, 2015, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

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